The supplemental financial information provided below should be read in conjunction with the audited financial statements and accompanying notes of PPL Corporation ("PPL") in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the "2019 10-K") and the disclosures relevant to the U.K. Regulated segment under Item 1. Business, and Item 7. Combined Management's Discussion and Analysis of Financial Condition and Results of Operations in the 2019 10-K.

The U.K. Regulated segment consists of PPL Global, LLC, which primarily includes WPD's regulated electricity distribution operations, the results of hedging the translation of WPD's earnings from British pound sterling into U.S. dollars, and certain costs, such as U.S. income taxes, administrative costs and acquisition-related financing costs. The information presented below was prepared on the same basis as the information presented in the 2019 10-K.

Select Condensed Consolidated Financial Information - PPL's U.K. Regulated Segment
Unaudited

PPL's U.K. Regulated Segment
Condensed Consolidated Balance Sheets
At December 31,
(Millions of Dollars)

	2019	2018

Assets
Current Assets	$768	$534
Property, Plant & Equipment, net	13,232	12,437
Goodwill	2,483	2,447
Other Noncurrent Assets	1,139	1,282
Total Assets	$17,622	$16,700

Liabilities and Equity
Current Liabilities (including debt due within one year)	$1,272	$1,020
Long-term Debt	7,875	7,572
Deferred Credits and Other Noncurrent Liabilities	946	882
Equity	7,529	7,226
Total Liabilities and Equity	$17,622	$16,700

The spot rates of U.S. Dollar per British pound sterling used to translate the WPD Balance Sheet from British pound sterling to U.S. dollars were $1.29/£ and $1.28/£ as of December 31, 2019 and 2018, respectively. In 2019, changes in this exchange rate resulted in a foreign currency translation gain of $106 million, which reflected a $181 million increase to PP&E, $34 million increase to goodwill and $12 million decrease to other net liabilities, partially offset by a $121 million increase to long-term debt.

PPL's U.K. Regulated Segment
Condensed Consolidated Statements of Cash Flows
For the Years Ended December 31,
(Millions of Dollars)

	2019	2018
Cash Flows From Operating Activities
Net Income	$977	$1,114
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	250	247
Unrealized (gains) losses on derivatives, and other hedging activities	62	(190)
Other	(151)	(68)
Changes in current assets and current liabilities	(109)	(64)
Other operating activities
Defined benefit plans - funding	(277)	(186)
Other	71	62
Net cash provided by operating activities	823	915
Cash Flows from Investing Activities
Expenditures for long-lived assets	(857)	(954)
Other	12	19
Net cash used in investing activities	(845)	(935)
Cash Flows from Financing Activities
Net Distributions to PPL	(264)	(214)
Issuance of long-term debt	364	541
Net increase (decrease) in short-term debt	63	(347)
Other	1	(1)
Net cash provided by (used in) financing activities	164	(21)
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash	10	(18)
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	152	(59)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	24	83
Cash, Cash Equivalents and Restricted Cash at End of Period	$176	$24

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest - net of amount capitalized	$353	$347
Income taxes - net	$92	$193
Significant non-cash transactions:
Accrued expenditures for property, plant and equipment at December 31,	$47	$37
Accrued expenditures for intangible assets at December 31,	$79	$64

PPL's U.K. Regulated Segment
Condensed Consolidated Statements of Income
For the Years Ended December 31,
(Millions of Dollars)

	2019[1]	2018[1]
Operating revenues	$2,167	$2,268
Other operation and maintenance	510	538
Depreciation	250	247
Taxes, other than income	127	134
Total operating expenses	887	919
Other Income (Expense) - net	294	403
Interest Expense	405	413
Income Taxes	192	225
Net Income	977	1,114
Less: Special Items	(55)	146
Earnings from Ongoing Operations[2]	$1,032	$968

The following after-tax gains (losses), which management considers special items, impacted PPL's U.K. Regulated segment's results and are excluded from Earnings from Ongoing Operations.

	2019	2018	Income Statement Line Item
Foreign currency economic hedges, net of tax of $13, ($39)[3]	$(51)	$148	Other Income (Expense) - net
Other, net of tax of $1, $0[4]	(4)	—	Other operation and maintenance
U.S. tax reform[5]	—	3	Income Taxes
Death benefit, net of tax of $0, $1[6]	—	(5)	Other operation and maintenance
Total	$(55)	$146

1 The average rates of U.S. Dollar per British pound sterling used to translate the WPD Statement of Income from British pound sterling to U.S. dollars were $1.32/£ and $1.31/£, representing a year-to-date average including the impact of foreign exchanges hedges for 2019 and 2018, respectively.

2 A non-GAAP financial measure that should not be considered as an alternative to net income, an indicator of operating performance determined in accordance with GAAP. PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management's view of PPL's earnings performance as another criterion in making investment decisions. In addition, PPL's management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.

Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the statutory tax rate of the entity where the activity is recorded. Special items may include items such as:

•	Unrealized gains or losses on foreign currency economic hedges (as discussed below).

•	Gains and losses on sales of assets not in the ordinary course of business.

•	Impairment charges.

•	Significant workforce reduction and other restructuring effects.

•	Acquisition and divestiture-related adjustments.

•	Other charges or credits that are, in management's view, non-recurring or otherwise not reflective of the company's ongoing operations.

Unrealized gains or losses on foreign currency economic hedges include the changes in fair value of foreign currency contracts used to hedge GBP-denominated anticipated earnings. The changes in fair value of these contracts are recognized immediately within GAAP earnings. Management believes that excluding these amounts from Earnings from Ongoing Operations until settlement of the contracts provides a better matching of the financial impacts of those contracts with the economic value of PPL's underlying hedged earnings.

3 Unrealized gains (losses) on contracts that economically hedge anticipated GBP-denominated earnings.

4 Settlement of a contractual dispute.

5 Adjustments to certain provisional amounts recognized in the December 31, 2017 Statement of Income related to the enactment of the Tax Cuts and Jobs Act.

6 Primarily a payment related to the death of the WPD Chief Executive.